Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-8 No. 333-138767) of Calumet Specialty Products Partners, L.P. pertaining to the Calumet GP, LLC Long-Term Incentive Plan of Calumet Specialty Products Partners, L.P., and
(2) Registration Statement (Form S-3 No. 333-145657) of Calumet Specialty Products Partners, L.P.;
of our report dated February 27, 2009 (except to Notes 2 and 18, as to which the date is December 2, 2009), with respect to the consolidated financial statements of Calumet Specialty Products Partners, L.P., included in this Current Report (Form 8-K).
/s/ ERNST & YOUNG LLP
Indianapolis, Indiana
December 2, 2009